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                             VASTAR RESOURCES, INC.
                                   EXHIBIT 12
                    STATEMENT SETTING FORTH DETAIL OF COMPUTATION OF
                          RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)


                                         For the six
                                         months ended
                                           June 30,
                                        -------------
(Millions of dollars)                   1997    1996
 except ratio amounts)                  -----   -----
Income from continuing operations
before income taxes, minority
interest and cumulative effect of
change in accounting principle(1)......$123.8  $107.3
Fixed Charges:
Interest expense charged to income,
and portion of rentals
representative of interest(2)........... 24.4    25.7
Capitalized Interest.................    ---     ---
                                       ------  ------
Total fixed charges..................... 24.4    25.7
                                       ------  ------
Earnings (1) + (2)                     $148.2  $133.0
                                       ======  ======
Ratio of earnings to fixed charges        6.1     5.2
                                       ======  ======

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The Company has no issuances of preferred stock.